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Exhibit 99.(a)(1)(viii)

[This message may be sent by Email or by post]

[insert residential address of
Eligible Employee here if
sending acknowledgement by post]

        [Month, date], 2003

Dear Colleague

SPIRENT STOCK OPTION PLAN (SSOP) OPTION EXCHANGE PROGRAM (OEP). ACKNOWLEDGEMENT OF RECEIPT OF OPTION ELECTION AGREEMENT

        This is to confirm that I, as your local representative, have received your completed and returned Option Election Agreement. If you have completed and returned more than one Option Election Agreement in respect of your Underwater Options you shall receive a separate acknowledgement for each Option Election Agreement that I receive.

        This acknowledgement does NOT constitute acceptance of your tendered Underwater Options.

        Please note the following:

  •
  Receipt of this acknowledgement does NOT mean that you have been granted Replacement Options. Spirent still reserves the right, in its sole discretion, to amend the terms of, terminate and/or extend the Option Election Offer.

  •
  If your Underwater Options are accepted for exchange, you will receive a confirmation note after the date of grant of Replacement Options (which is expected to be on or about September 18, 2003) which will confirm that the exchange has been accepted by us and that your Underwater Options have been cancelled and exchanged for a grant of Replacement Options.

  •
  You may withdraw any grants of Underwater Options that you previously elected to exchange provided I receive a properly signed and completed Withdrawal Form prior to the expiration date of 5:00 p.m. US Eastern Time on September 15, 2003, unless extended.

        Further details of all of the above are provided in the Option Exchange Offer, which you should retain for your reference.

        [INSERT NAME OF LOCAL REPRESENTATIVE]

Important Information:

        You should keep this acknowledgement for your records. It is entirely your responsibility to ensure that your Option Election Agreement has been completed properly. Your local representative is under NO obligation to confirm to you that your Option Election Agreement has been completed properly or to notify you if your Option Election Agreement has not been properly signed or completed.

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  Exhibit 99.(a)(1)(viii)